Exhibit 99.1

Five Point Holdings, LLC Announces Appointment of Daniel Hedigan as Chief Executive Officer and Stepping Down of Lynn Jochim, President and Chief Operating Officer

February 9, 2022

IRVINE, Calif.—(BUSINESS WIRE)— Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in coastal California, today announced the appointment of Daniel Hedigan as Chief Executive Officer of the Company, effective immediately, and that Lynn Jochim, President and Chief Operating Officer, will step down, effective as of February 14, 2022.

Mr. Hedigan is an industry veteran with over 40 years of experience in the residential real estate sector and extensive expertise in mixed-use planned communities. Most recently, Mr. Hedigan served as President of Land Sales & Home Building at the Irvine Company from 2013 to 2021, where he oversaw all aspects of development, including oversight of design professionals, project managers, construction and customer service teams, sales and marketing teams. Mr. Hedigan holds a J.D. and Master’s Degree in Economics from the University of California, Los Angeles, and a B.A. in Economics and Political Science from the University of California, Irvine.

Stuart Miller, Executive Chairman of Five Point, said, “I am delighted to welcome Dan to Five Point at this pivotal time. Dan brings with him invaluable expertise from his many years at one of the country’s largest planned community developers. He will bring an excellent balance of management skills and experience, with a focus on right-sizing our cost structures to fit the size and scale of our business, monetizing our significant land holdings, and driving shareholder value. Under Dan’s leadership, Five Point will be well-positioned to plan and build our leading sustainable mixed-use communities.”

Mr. Hedigan said, “I am thrilled to join Five Point and excited for the opportunities and challenges ahead. I look forward to working with Stuart and the rest of the management team to build upon our business practices and efficiencies, so that we can drive bottom line performance. In addition to the considerable residential homesites remaining in our communities, I look forward to activating our substantial commercial land opportunities as well.”

Also on February 9, 2022, the Company announced that Lynn Jochim, President and Chief Operating Officer, is stepping down, effective as of February 14, 2022. Given her extensive background and long-time experience with the Company and its communities, Ms. Jochim has agreed to assist the Company going forward under an advisory agreement with a term of three years.

Mr. Miller said, “We very much value and appreciate Lynn’s leadership over the past 12 years, playing a key role in the development of Great Park in Irvine and Valencia in Los Angeles County, two of the most vibrant and sustainable communities in the country. Lynn has helped to establish a strong foundation for future success, and we look forward to her continued input as a valued advisor to the Company in the coming years.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

Contact for Information:

Erik Higgins, 949-425-5212

Erik.Higgins@fivepoint.com